EXHIBIT 99.1

                    BION ENVIRONMENTAL TECHNOLOGIES, INC.

                   Bion Announces Private Placement Closed


April 8, 2010. New York, New York. Bion Environmental Technologies, Inc. (OTC BB: BNET) announced today that it recently closed an offering of its Series C Convertible Preferred Shares. The private placement, offered under Regulation D of the Securities Act of 1933 (as amended), was underwritten by Capital Financial Services, Inc., of Minot, North Dakota, and will result in gross proceeds of $1,540,000 (net proceeds of approximately $1,339,800 after commissions and offering expenses) to Bion when the process of collecting funds has been completed.

Proceeds of the offering will be used for general working capital and for investment in Phase 1 of Bion's Kreider Farms project, including a US EPA Environmental Technology Verification Program that will verify Bion's technology performance at the Kreider Farms installation. Kreider Phase 1 will treat the dairy waste stream to generate nutrient trading credits that can be sold to offset higher cost reductions required of municipal waste water treatment plants in the Susquehanna River watershed under the Chesapeake Bay Tributary Strategy. The project will also produce significant reductions of ammonia and greenhouse gases. Phase 2 of the project, which will process Kreider's poultry wastes to generate renewable energy, is expected to provide substantially greater nutrient and carbon credits and sufficient renewable energy for both on-farm use and/or sale.

Bion has received subscriptions for 15,400 Shares of Series C Preferred Stock at $100 per Share ('Shares'). The Shares are scheduled to pay dividends at the rate of 2.5% per quarter (10.0% per annum). The Shares are convertible into shares of the Company's common stock at a conversion rate of $4.00 per share of common stock at the election of the holders. Under certain conditions, the Shares may be mandatorily converted to the Company's common stock. For a complete description of the Series C Convertible Preferred Shares, see Exhibit 3.3 of the Company's 10Q for the quarterly period ended December 31, 2009.
                   __________________________________________

About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion's patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, and pathogens. Bion's process simultaneously recovers cellulosic biomass from the waste stream to produce renewable energy. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'potential', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith                        Craig Scott
President                            Vice President-Capital Markets/IR
719-256-5329                         303-843-6191 direct
mas@biontech.com                     cscott@biontech.com